UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 7, 2005

DISCOVERY PARTNERS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-31141	33-0655706
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9640 Towne Centre Drive San Diego, California		92121
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (858) 455-8600

Not Applicable.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets

On October 7, 2005, Discovery Partners International, Inc. (“Discovery Partners”) entered into an Asset Purchase Agreement with IRORI Discovery, Inc., now known as Nexus Biosystems (“Nexus”), pursuant to which Discovery Partners agreed to sell certain assets and liabilities to Nexus, including the IRORI® chemical synthesis systems business, the Crystal Farm® automated protein crystallization business, and the Universal Store™ compound storage systems business for a purchase price of $1,500,000 plus a purchase price adjustment.  The sale of net assets pursuant to the Asset Purchase Agreement was completed on October 12, 2005.  The sale price for the assets was effectively based on the total book value of the net assets and the cash cost of operations for the assets sold through the closing date. In the future, the historical operating results related to the net assets sold will be reported as discontinued operations. Nexus is a California company whose Chief Executive Officer, John Lillig, was previously the Chief Technology Officer, Vice President and General Manager, Discovery Systems for Discovery Partners.

A copy of Discovery Partner’s press release announcing the asset sale, dated October 14, 2005, is attached as Exhibit 99.1 to this Current Report and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(b) Pro forma financial information.

The required unaudited pro forma financial information for the fiscal year ended December 31, 2004 and as of and for the six months ended June 30, 2005 is included as Exhibit 99.2 and hereby incorporated by reference.

(c)           Exhibits

99.1	Press release of Discovery Partners International, Inc. dated October 14, 2005
99.2	Pro forma financial information.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DISCOVERY PARTNERS INTERNATIONAL, INC.

Dated: October 14, 2005	By:	/s/ Craig Kussman
	Name:	/s/ Craig Kussman
	Title:	Chief Financial Officer, Senior Vice President, Finance and Administration, Secretary

INDEX TO EXHIBITS

Exhibit No.	Description
99.1	Press release of Discovery Partners International, Inc. dated October 14, 2005
99.2	Pro forma financial information.